Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:

Lisa Cummins	Bonnie McBride
Chief Financial Officer	Avalon IR
925-245-3400	415-454-8898
Investor.relations@adept.com	bonnie@avalonir.com

ADEPT TECHNOLOGY ANNOUNCES DETAILS OF COMMON STOCK OFFERING

PLEASANTON, CA, June 8, 2012 — Adept Technology, Inc. (NASDAQ: ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced details of its previously announced public offering of common stock.  Adept has agreed to sell 800,000 shares of its common stock at a price of $4.00 per share and has granted the underwriter a 30-day option to purchase up to 120,000 additional shares of common stock to cover over-allotments, if any.  Subject to the satisfaction of customary conditions, the offering is expected to close on or about June 13, 2012.

Roth Capital Partners will act as the sole manager of the offering.

Adept intends to use the net proceeds from this offering for general corporate purposes, which may include, among other things, repayment of debt, capital expenditures, increasing its working capital, and the financing of ongoing operating expenses and overhead.  Pending the application of the net proceeds, Adept may invest the proceeds in marketable securities and short-term investments.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Electronic copies of the prospectus supplement and prospectus relating to these securities may be obtained, when available, from the website of the Securities and Exchange Commission at www.sec.gov, or by contacting Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, CA 92660, by telephone at (800) 678-9147, or via email at rothecm@roth.com.

About Adept Technology

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and logistical processes.  With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics and Solar; as well as to traditional industrial markets including machine tool automation and automotive components.

All trade names are either trademarks or registered trademarks of their respective holders.

This press release contains forward-looking statements based on current expectations and projections about the Company’s business. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: lack of cash dividends; future sales or dilution of our equity depressing the market price of our common stock; management’s broad discretion over the use of proceeds; fluctuation of our operating results due to factors difficult to forecast or out of our control; our operating losses, negative cash flow and limited cash resources impairing our growth investment; our concentrated equity ownership; and our stock price volatility.